Exhibit (i)

                              SEWARD & KISSEL LLP
                                901 K Street, NW
                              Washington, DC 20001
                                   Suite 800
                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com




                                                    February 12, 2014


AllianceBernstein Bond Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105


Ladies and Gentlemen:


      We have acted as counsel for AllianceBernstein Bond Fund, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value $.001 per share, of Class A Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock and Advisor Class Common Stock, as applicable, (each a "Class" and collectively, the "Shares") of AllianceBernstein Emerging Markets Debt Portfolio, AllianceBernstein Emerging Markets Corporate Debt Portfolio, AllianceBernstein Mortgage Opportunities Portfolio, AllianceBernstein Credit Long/Short Portfolio and AllianceBernstein High Yield Portfolio, each a portfolio of the Company (the "Portfolios"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

      As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A (as so amended, the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in which this letter is included as Exhibit (i). We have examined the Charter and By-Laws of the Company and all amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

      Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

      We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in Part B thereof.


                                                    Very truly yours,


                                                    /s/Seward & Kissel LLP